UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 13, 2010

LaBRANCHE & CO INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15251	13-4064735
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Whitehall Street, New York, New York	10004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 425-1144

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 13, 2010, LaBranche & Co Inc. (the “Company”) and LaBranche & Co. LLC, a wholly-owned subsidiary of the Company, entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Barclays Capital, Inc., the investment banking division of Barclays Bank PLC (“Barclays”). Under the terms of the Asset Purchase Agreement, Barclays will acquire LaBranche & Co. LLC’s designated market maker (“DMM”) operations on the NYSE for $25 million and will also purchase all of the net DMM positions as of the closing date. The Company will retain all cash and other non-DMM assets, including its shares of NYSE Euronext, Inc. stock (the “NYX shares”). This transaction will generate $25 million of net cash proceeds to the Company. As a result of the transaction, the Company will no longer have a $76 million net capital requirement related to the DMM operations.

The Asset Purchase Agreement contains customary representations and warranties, covenants, provisions related to assumed and retained liabilities, closing terms, and indemnification provisions and also contains non-compete and non-solicitation covenants restricting the Company from competing with Barclays’ DMM business or hiring employees transferred to Barclays’ as part of this transaction for a period of three years after the closing of the transaction. The consummation of the transactions contemplated by the Asset Purchase Agreement is subject to (i) the approval of the NYSE, (ii) closing conditions regarding the loss by the Company’s DMM business of no more than 30 DMM allocations from the NYSE (of which no more than 10 can be in the S&P 500) prior to the closing of the transaction and Barclays’ employment of no less than 15 qualified employees of the Company in the acquired business and (iii) other customary closing conditions. The Board of Directors of the Company unanimously approved the Asset Purchase Agreement.

There is no material relationship between the Company and Barclays other than in respect of the Asset Purchase Agreement.

On January 13, 2010, the Company issued a press release announcing the entry into the Asset Purchase Agreement. A copy of this press release is furnished herewith as Exhibit 99.1.

Item 8.01	Other Events.

On January 13, 2010, the Company provided notice to U.S. Bank National Association, the trustee under the indenture governing the Company’s outstanding 11% Senior Notes due 2012 (the “Senior Notes”), that the Company intends to redeem all of the remaining outstanding Senior Notes, in the aggregate principal amount of $189.3 million, pursuant to the optional redemption provisions of the indenture. The trustee will mail the notice of redemption to the holders of all of the Company’s remaining outstanding Senior Notes on January 15, 2010, and the redemption will be completed on February 15, 2010 (the “Redemption Date”). The redemption price for the Senior Notes will be 102.75% of the principal amount thereof, plus accrued and unpaid interest on the Senior Notes up to the Redemption Date.

The Board of Directors of the Company also intends to increase the Company’s stock repurchase program from the approximately $23.4 million remaining under the current authorization to $100 million upon completion of the transaction with Barclays.

The Company’s announcement of its intent to redeem the Senior Notes and the Board of Directors’ intent to increase the Company’s stock repurchase authorization was included in the Company’s press release announcing the Company’s entry into the Asset Purchase Agreement with Barclays. A copy of this press release is furnished herewith as Exhibit 99.1.

Cautionary Statement Regarding Forward-Looking Statements

The current report on Form 8-K and the exhibit hereto contain certain statements that may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on the Company’s current plans, expectations, estimates and management’s beliefs about the Company’s future performance. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in Item 1A in the Company’s Form 10-K for 2008 dated March 16, 2009, all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release issued by LaBranche & Co Inc. dated January 13, 2010.

All other Items of this report are inapplicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LaBRANCHE & CO INC.

Date: January 14, 2010	By:	/s/ JEFFREY A. MCCUTCHEON
	Name:	Jeffrey A. McCutcheon
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release issued by LaBranche & Co Inc. dated January 13, 2010.

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